Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-119668



PROSPECTUS SUPPLEMENT NO. 7
TO PROSPECTUS DATED FEBRUARY 4, 2005



                                [OBJECT OMITTED]
                       STARTECH ENVIRONMENTAL CORPORATION

                                _________________

      This Prospectus Supplement No. 7 supplements information contained our prospectus dated February 4, 2005, as amended and supplemented from time to time. This prospectus relates to the resale by the selling securityholders identified in the prospectus of up to 9,353,000 shares of common stock, which includes 2,553,299 shares of common stock issuable upon the exercise of warrants issued to the selling securityholders in various private placements that took place since 2002.

      You should read this Prospectus Supplement No. 7 in conjunction with the prospectus, as supplemented and amended. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus including any amendments or supplements thereto.

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Fourth Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.


             The date of this prospectus supplement is June 21, 2005

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 10-Q
                                  _____________


|X| Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the quarterly period ended April 30, 2005


|_| Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from ____ to ____



                           Commission File No. 0-25312

                       STARTECH ENVIRONMENTAL CORPORATION
             (Exact name of registrant as specified in its charter)

          Colorado                                            84-1286576
  (State of incorporation)                                 (I.R.S. Employer
                                                        Identification Number)

                         15 Old Danbury Road, Suite 203
                                Wilton, CT 06897
          (Address of principal executive offices, including zip code)

                                 (203) 762-2499
              (Registrant's telephone number, including area code)


  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing
requirements for the past 90 days. Yes |X|      No |_|

  Indicate by check mark whether the registrant is an accelerated filer (as defined by Rule 12b-2 of the Exchange Act). Yes |_| No |X|

      As of June 17, 2005, the registrant had outstanding 17,970,762 shares of Common Stock.

                       STARTECH ENVIRONMENTAL CORPORATION

                                TABLE OF CONTENTS


PART I - FINANCIAL INFORMATION                                              PAGE
------------------------------                                              ----

Item 1.  Financial Statements (unaudited)

         Consolidated balance sheets - April 30, 2005 and
           October 31, 2004                                                    3

         Consolidated statements of operations for the three and six
           months ended April 30, 2005 and 2004                                4

         Consolidated statements of cash flows for the six months ended
           April 30, 2005 and 2004                                             5

         Notes to consolidated financial statements                         6-13

Item 2.  Management's  Discussion and Analysis of Financial
           Condition and Results of Operations                             14-20

Item 3.  Quantitative and Qualitative Disclosure about Market Risk            20

Item 4.  Controls and Procedures                                              21

PART II - OTHER INFORMATION
---------------------------

Item 1.  Legal Proceedings                                                    22
Item 2.  Changes in Securities and Use of Proceeds                            22
Item 3.  Defaults Upon Senior Securities                                      22
Item 4.  Submission of Matters to a Vote of Security Holders                  22
Item 5.  Other Information                                                    22
Item 6.  Exhibits                                                             23
Signatures                                                                    24


                         PART I - FINANCIAL INFORMATION
                         ------------------------------
                          ITEM 1. FINANCIAL STATEMENTS
                       STARTECH ENVIRONMENTAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

ASSETS                                                                            April 30,          October 31,
                                                                                    2005                 2004
                                                                               ------------         ------------
                 Current assets:
      Cash and cash equivalents ............................................   $  1,152,977         $  2,401,061
      Notes receivable .....................................................        450,000               50,000
      Inventories ..........................................................        324,766              584,226
      Prepaid expenses .....................................................         15,000               15,000
      Other current assets .................................................          7,008                5,508
                                                                               ------------         ------------

            Total current assets ...........................................      1,949,751            3,055,795

      Property and equipment, net ..........................................      2,000,127            1,625,053

      Other assets .........................................................        276,420              276,420
                                                                               ------------         ------------

            Total assets ...................................................   $  4,226,298         $  4,957,268
                                                                               ============         ============

LIABILITIES AND STOCKHOLDERS' EQUITY
               Current liabilities:
      Accounts payable .....................................................   $    162,793         $    223,817
      Capital lease - short-term ...........................................          1,054                4,073
      Customer deposits and deferred revenue ...............................      1,205,807              771,777
      Other accrued expenses ...............................................        268,423              335,725
            Total current liabilities ......................................      1,638,077            1,335,392
            Long-term liability:
      Capital lease payable  net of current portion ........................              0                  242
                                                                               ------------         ------------

            Total liabilities ..............................................   $  1,638,077         $  1,335,634
                                                                               ------------         ------------

Commitments:

Stockholders' equity:
      Preferred stock, no par value, 10,000,000
        shares authorized; none issued and outstanding .....................              0                 --
                                                                               ------------         ------------
      Common stock, no par value, 800,000,000 shares
        authorized;
      Shares issued and outstanding: 17,869,752 at
        April 30, 2005 and 17,560,887 at October 31, 2004 ..................     23,362,921           22,442,333
      Additional paid-in capital ...........................................      1,742,745            1,742,745
      Accumulated deficit ..................................................    (22,517,445)         (20,563,444)
                                                                               ------------         ------------
      Total stockholders' equity ...........................................      2,588,221            3,621,634
                                                                               ------------         ------------
            Total liabilities and stockholders' equity .....................   $  4,226,298         $  4,957,268
                                                                               ============         ============

          See accompanying notes to consolidated financial statements.


                       STARTECH ENVIRONMENTAL CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                       Three Months       Three Months        Six Months         Six Months
                                                           Ended              Ended              Ended              Ended
                                                      April 30, 2005     April 30, 2004     April 30, 2005     April 30, 2004
                                                      --------------     --------------     --------------     --------------

Revenue ..........................................     $     32,985       $  1,517,240       $     65,970       $  1,560,620

Cost of sales ....................................                0            546,756                  0            573,256
                                                       ------------       ------------       ------------       ------------
Gross profit .....................................           32,985            970,484             65,970            987,364
                                                       ------------       ------------       ------------       ------------

Operating expenses
     Selling expenses ............................          199,702            250,838            437,154            439,634
     Research and development ....................           84,980             82,615            170,190            159,466
     General and administrative expenses .........          867,990            536,003          1,612,798          1,157,223
                                                       ------------       ------------       ------------       ------------

Total operating expenses .........................     $  1,152,672       $    869,456       $  2,220,142       $  1,756,323
                                                       ------------       ------------       ------------       ------------

Income/(loss) from operations ....................       (1,119,687)           101,028         (2,154,172)          (768,959)
                                                       ------------       ------------       ------------       ------------

Other income (expense):
Other income .....................................          154,196                  0            203,992                  0
Interest income ..................................            5,054              8,809             11,366             14,522
Interest expense .................................              (59)              (452)              (189)            (1,176)
                                                       ------------       ------------       ------------       ------------
Total other income ...............................          159,191              8,357            215,169             13,346
                                                       ------------       ------------       ------------       ------------

Income/(loss) before income taxes ................         (960,496)           109,385         (1,939,003)          (755,613)
                                                       ------------       ------------       ------------       ------------

Income tax expense ...............................            4,919                361             14,995              2,778
                                                       ------------       ------------       ------------       ------------
Net income/ (loss) ...............................     $   (965,415)      $    109,024       $ (1,953,998)        $ (758,391)
                                                       ============       ============       ============       ============

Basic and diluted net loss per share .............     $      (0.05)      $       0.01       $      (0.11)             (0.05)
                                                       ============       ============       ============       ============

Weighted average common shares outstanding .......       17,856,833         17,152,557         17,846,712         16,466,564
                                                       ============       ============       ============       ============

          See accompanying notes to consolidated financial statements.


                       STARTECH ENVIRONMENTAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                          Six Months          Six Months
                                                                             Ended               Ended
                                                                         April 30, 2005      April 30, 2004
                                                                         --------------      --------------
Cash flows from operating activities:
Net loss ..............................................................   $(1,953,998)       $  (758,391)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation ..........................................................       106,619            103,430
401K plan match made by the issuance of shares ........................        33,849             27,200
Common stock issued for services ......................................             0             24,000
(Increase) decrease in notes receivable ...............................      (400,000)                 0
(Increase) decrease in inventory ......................................       259,460                  0
(Increase) decrease in prepaid and other current
   assets .............................................................        (1,500)            (3,488)
Increase (decrease) in accounts payable ...............................       (61,024)            17,307
Increase (decrease) in customer deposits ..............................       434,030           (870,000)
Increase (decrease) in accrued expense ................................       (67,302)           (81,508)
                                                                          -----------        -----------

Net cash used in operating activities .................................    (1,649,866)        (1,541,450)
                                                                          -----------        -----------

Cash flows used in investing activities:
Capital expenditures ..................................................      (481,693)           (94,223)

Net cash used in investing activities .................................      (481,693)           (94,223)
                                                                          -----------        -----------

Cash flows from financing activities:
Payment for capital leases ............................................        (3,261)            (9,958)
Proceeds from options, warrants and common stock
  issuance ............................................................       886,736          2,605,410
                                                                          -----------        -----------
Net cash provided by financing activities .............................       883,475          2,595,452
                                                                          -----------        -----------

Net (decrease) increase in cash and cash
  equivalents .........................................................    (1,248,084)           959,779
Cash and cash equivalents at beginning of period ......................     2,401,061          2,601,558
                                                                          -----------        -----------

Cash and cash equivalents at end of period ............................   $ 1,152,977        $ 3,561,337
                                                                          ===========        ===========
Supplemental disclosure- taxes paid ...................................   $    14,995        $     2,778
                                                                          ===========        ===========

          See accompanying notes to consolidated financial statements.

STARTECH ENVIRONMENTAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1. Basis of Presentation and Management Liquidity Plans
------------------------------------------------------------

Basis of Presentation - The accompanying unaudited consolidated financial statements of Startech Environmental Corporation (the "Company" or "Startech") have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information which contemplate continuation of the Company as a going concern. In the opinion of management, such statements include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the Company's financial position, results of operations and cash flows at the dates and for the periods indicated. Pursuant to the requirements of the Securities and Exchange Commission (the "SEC") applicable to quarterly reports on Form 10-Q, the accompanying financial statements do not include all the disclosures required by GAAP for annual financial statements. While the Company believes that the disclosures presented are adequate to make the information not misleading, these unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for the year ended October 31, 2004. Operating results for the six months period ended April 30, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ending October 31, 2005.

Management's Liquidity Plans - As of April 30, 2005, we had cash and cash equivalents of $1,152,977 and working capital of $311,674. During the six months ended April 30, 2005, our cash decreased by $1,248,084. The decrease in cash resulted primarily from the operations of the Company.

The Company has suffered significant recurring operating losses, used substantial funds in its operations, and needs to raise additional funds in order to be able to accomplish its objectives. These circumstances, if not rectified in the near future, raise substantial doubt about the Company's ability to continue as a going concern.

The Company has historically satisfied its capital needs primarily by the sale of equity securities. We are currently in discussions with several funding sources to raise additional capital through the issuance of additional equity securities (See Note 10). In addition to the proceeds from equity securities, management plans to narrow its cash outflows during 2005 by implementing reductions of administrative overhead expenses where necessary and feasible while continuing to emphasize its sales and marketing efforts. There are currently several near-term sales opportunities that are in the final stages of closure, and these sales, in addition to the three implemented distributorship agreements, would add significantly to a positive cash flow.

There is no assurance that financing will be available when needed or that management will be able to obtain financing on terms acceptable to the Company and whether the Company will be able to turn into a profitable position and generate positive operating cash flow. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 1a. Inventories
--------------------

Inventories consist of raw materials and work in process, and are stated at lower of cost or market. Cost is determined by the first-in, first-out method. Inventory consists of the following at April 30, 2005 and October 31, 2004:

                                                   April 30,2005    Oct. 31,2004
                                                   -------------    ------------

Raw materials                                         $324,766        $324,766
Work in process                                              0         259,460
                                                      --------        --------
Total inventory                                       $324,766        $584,226
                                                      ========        ========

The work in process inventory was reclassified to construction in progress during January 2005.

STARTECH ENVIRONMENTAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


Note 1b.  Notes Receivable
--------  ----------------

On March 2, 2005 a promissory note was executed with Ercole Marelli HiTech Srt, of Italy for $200,000 in connection with the sale of a distributor agreement. The first payment of $100,000 would be made on May 1, 2005 and the remaining $100,000 payment would be made on June 30, 2005. The $100,000 was received in May 2005. We are awaiting the June 30, 2005 payment.

On April 7, 2005 a promissory note was executed with Materiales Renovados Corporation of Madrid, Spain for $250,000 in connection with the sale of a distributor agreement. The entire principal was paid on June 6, 2005.


Note 2.  Capital Lease Obligation
---------------------------------

The Company has entered into capital lease obligations for computer equipment. The term of the leases range from 36 to 48 months, with principal and interest due in aggregate monthly installments of $860 at interest rates ranging from 13.75% to 16.98%. The equipment was capitalized at $19,503 and is being depreciated over five years. Depreciation expense for the six months and the three months ended April 30, 2005 was $1,950 and $975 respectively.


Note 3. Equity Transactions
--------------------------

Loss per Share

Diluted earnings per share is computed using the weighted average number of shares of common stock outstanding during the period, plus the dilutive effect of potential future issuances of common stock relating to stock option programs and other potentially dilutive securities. In calculating diluted earnings per share, the dilutive effect of stock options is computed using the average market price for the period. Shares related to the Company's outstanding stock options and warrants were excluded because they were not dilutive; however, these shares could be dilutive in the future.

At April 30, 2005, there were approximately 4.5 million shares of common stock potentially issuable with respect to stock options and warrants, which could dilute basic earnings per share in the future.


Stock Options

At April 30, 2005, we had two stock-based employee compensation plans, which are described more fully in Note 7. We have adopted the disclosure provisions allowed by Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- An Amendment of FASB Statement No. 123." In addition, we have elected to continue using the intrinsic value method to measure the compensation costs of stock-based awards granted to employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees"; as a result, we recognize compensation expense for employee stock options granted at a price less than the market value of our common stock on the date of grant. The following table illustrates the effect on net loss and net loss per share had stock-based employee compensation been recorded based on the fair value method under SFAS No. 123.

STARTECH ENVIRONMENTAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


Note 3.  Equity Transactions (Cont'd)
-------  ----------------------------


                                          Three Months       Three Months        Six Months         Six Months
                                              Ended              Ended              Ended              Ended
                                         April 30, 2005     April 30, 2004     April 30, 2005     April 30, 2004
                                         --------------     --------------     --------------     --------------

Net loss                                  $  (965,415)       $   109,024        $(1,953,998)       $  (758,391)

Stock-based  proforma                         (48,900)           (31,200)           (48,900)           (40,404)
                                          -----------        -----------        -----------        -----------

Pro forma net loss                         (1,014,315)            77,824         (2,002,898)          (798,795)
                                          ===========        ===========        ===========        ===========

Basic and Diluted net loss per share      $      (.06)       $       .01        $      (.11)       $      (.05)
                                          ===========        ===========        ===========        ===========

Pro forma Basic and Diluted net loss
  per share                               $      (.06)       $       .01        $      (.11)       $      (.05)
                                          ===========        ===========        ===========        ===========


Option valuation models require highly subjective assumptions, including the expected stock price volatility, which may be significantly different from those of traded options. Because changes in subjective assumptions can materially affect the fair value estimate, it is the opinion of management that the existing models do not necessarily provide a reliable single measure of the fair value of stock-based awards. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. The pro forma stock-based employee compensation was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for each year:


                                            2005           2004
                                            ----           ----
   Risk-free interest rate                  4.60%          1.41%
   Expected life of options - years         10.00          10.00
   Expected stock price volatility           52%            79%
   Expected dividend yield                   N/A            N/A

Warrants

There were no warrants issued in the first quarter of 2005. There were 10,577 shares exercised during the 2nd quarter of 2005, with gross proceeds from the exercise of warrants at $3.34 per share totaling $35,327.


Private Placements
------------------

There were 275,708 shares issued for the first quarter of 2005, with gross proceeds for the private placements totaling $844,000, including costs of $14,640. Additionally there were 70,930 warrants issued that will expire on December 8, 2007. One third of the warrants were priced at $5.95, one third of the warrants were priced at $7.95 and one third of the warrants were priced at $9.95.

STARTECH ENVIRONMENTAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


Options
-------

For the three months ended April 30, 2005, no options were exercised. For the six months ended April 30, 2005, 15,000 options were exercised for gross proceeds of $22,050.


Note 4. Cash Flow
-----------------

During the six months ended April 30, 2005 and 2004, the Company had non-cash transactions. The following is a listing of these transactions and the dollar value of these transactions.

Six months ended:                               April 30, 2005   April 30, 2004
-----------------                               --------------   --------------

Non-cash financing activity;
Series "A" convertible preferred stock
  converted to common stock                         $      0       $ 26,453
401(k) plan match                                     33,849         27,200
Non-cash Investing activity;
Reclassification of inventory to property &
  equipment                                          259,460              0
Common stock issued for services                           0         24,000

Note 5.  Revenue Recognition
----------------------------

The Company recognizes revenue on the sale of its manufactured products at the date of shipment. Revenues earned from consulting and design services are recognized when the services are completed. For distributorship agreements, revenue is recognized for services and training upon completion and the distribution rights are amortized over a reasonable period of time. During the six months and the three months ended April 30, 2005, revenues totaling $65,970 and $32,985 respectively, were recognized representing two separate distributorship agreements. Revenue from the six months and the three months ended April 30, 2004 were from the sale of parts to one customer.

Note 6.  Employee Benefits Plan
-------------------------------

Contributions for the three months ended April 30, 2005 were $19,427, which represents the issuance of approximately 4,926 shares of our common stock. Contributions for the six months ended April 30, 2005 were $33,849, which represents the issuance of approximately 7,580 shares of our common stock.

Note 7. Stockholders' Equity
----------------------------

Stock Options

1995 Stock Option Plan

In November 1995, the Company registered with the Securities and Exchange Commission 2,000,000 shares of common stock, issuable upon exercise of stock options granted by the Company under its 1995 Non-qualifying Stock Option Plan (the "1995 Plan") to employees, directors and other persons associated with the Company whose services have benefited the Company. The options must be issued within 10 years from November 20, 1995. Determination of the option price per share and exercise date is at the sole discretion of the compensation committee of the Company's board of directors.

STARTECH ENVIRONMENTAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


Note 7. Stockholders Equity (Cont'd)
------------------------------------

During the fiscal years ended October 31, 2004, 2003 and 2002, the Company granted 0, 0 and 10,000 stock options, respectively. The options have an exercise price of $3.38 per share. On the grant dates, the market value was the same as the exercise price; therefore, no compensation expense was recorded. As of April 30, 2005, 8,089 options were available to be granted under the 1995 Plan. As of April 30, 2005 there were 1,207,500 options outstanding, all of which were exercisable and vested.

                              Options outstanding - 1995 Plan

                               Fiscal Year Ended October 31,          Six Months
                                                                         Ended
--------------------------------------------------------------------------------
                            2001         2002        2003      2004      4/30/05
                            ----         ----        ----      ----      -------
Options granted             ----       10,000           0          0          0
Options cancelled           ----            0           0          0          0
Options exercised           ----            0           0          0          0
--------------------------------------------------------------------------------
Total outstanding      1,197,500   1,207,500    1,207,500  1,207,500  1,207,500
                       =========   =========    =========  =========  =========

2000 Stock Option Plan

The Company's 2000 Stock Option Plan (the "2000 Plan") was adopted by the board of directors in January 2000 and was approved by the stockholders in February 2000. The 2000 Plan authorizes the issuance of up to 1,000,000 shares of the Company's common stock. The 2000 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and non-statutory stock options. Officers, directors, employees and consultants, and employees and consultants of the Company's majority-owned affiliated companies, are eligible to receive awards under the 2000 Plan.

The options may be granted at an exercise price greater than or equal to the fair market value of the Company's common stock on the date of grant or not less than 110% of the fair market value in the case of incentive stock options granted to persons holding more than 10% of the voting power of the Company. Fair market value for purposes of the 2000 Plan is the closing market price of the Company's common stock on the relevant date.

During the six months ended April 30, 2005, there were 30,000 options granted under the 2000 Plan at an average exercise price of $3.30 per share and 5,000 options were exercised at an average exercise price of $2.03 per share. During the fiscal year ended October 31, 2004, 130,000 options were granted at an average exercise price of $3.98 per share and no options were cancelled. During the fiscal year ended October 31, 2004, 152,000 options were exercised at an average price of $1.81. On the issuance dates, the market value was the same as the exercise price; therefore, no compensation expense was recorded. As of April 30, 2005, 290,000 options were available to be granted. A total of 537,000 options under the 2000 Plan have been granted at an average exercise price of $3.77 per share.

                              Options outstanding - 2000 Plan

                               Fiscal Year Ended October 31,          Six months
                                                                         Ended
--------------------------------------------------------------------------------
                            2001         2002        2003      2004     4/30/05
Options granted             ----      277,000     100,000    130,000     30,000
Options cancelled           ----            0     (20,000)         0          0
Options exercised           ----            0           0   (152,000)   (15,000)
--------------------------------------------------------------------------------
Total outstanding              0      277,000     357,000    335,000    350,000
                            ====      =======     =======   ========    =======

STARTECH ENVIRONMENTAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


Note 7. Stockholders Equity (Cont'd)
------------------------------------

2000 Compensation Plan

At April 30, 2005, there were 491,089 shares of common stock reserved for issuance upon the exercise of outstanding options and 483,000 shares available for grant of options under the 2000 Compensation Plan. For the six months ended April 30, 2005 we granted a total of 30,000 options to directors under the 2000 Compensation Plan.

The 2000 Compensation Plan is administered by the Compensation Committee of our board of directors. The Compensation Committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 Compensation Plan and to interpret its provisions. The Compensation Committee selects the recipients of awards and determines the number of shares of common stock covered by the options and the dates upon which the options become exercisable and terminate, subject to provisions of the 2000 Compensation Plan. Incentive stock options must terminate within ten years of the grant. Non-statutory options must terminate within fifteen years of the date of grant. The Compensation Committee has the right to alter the terms of any option when granted or while outstanding, pursuant to the terms of the 2000 Compensation Plan, except the option price.

All options automatically become exercisable in full in the event of a change in control, as defined in the 2000 Compensation Plan, death or disability of the option holder or as decided by the Compensation Committee. Upon retirement, options held for at least one year prior thereto become exercisable in full. If an option holder's employment with us is terminated for any reason, except upon death, disability or retirement, the option holder has three months in which to exercise an option, but only to the extent exercisable immediately after termination, unless the option by its terms expires earlier. Termination or other changes in employment status may affect the exercise period.

Note 8. Commitments
-------------------

License Agreement

Startech has a licensing agreement for the development, hardware manufacture and technology exploitation within the waste and non-waste industry application for Hydrogen Selective Membranes. This agreement provides for the exclusive right to utilize this Hydrogen Selective Membrane technology for all applications in the principles of plasma arc technology. This agreement was effective 7/8/01 and extends for a period of 20 years.

DOE Grant

Startech has received a grant from the Department of Energy ("DOE") for the development of a Startech Hydrogen Production Project which includes the evaluation of the viability of integrated hydrogen production from waste materials. (Specifically, provide equipment upgrades and modifications to the Plasma Converter System). The modifications are to support the analytical testing of varied waste stream to include comparative analysis, constituent contamination analysis, membrane temperature and pressure which the delivery of a final technical test report for utilization by DOE in their completion of technical goals. This program was initiated in October 2004 and is scheduled to be completed by September 2005. The grant is a reimbursement of expenses incurred in connection with the project and is recorded as other income in the statement of operations when received. For the six months and the three months ended April 30, 2005 the Company received $ 221,881 and $172,085 respectively.

STARTECH ENVIRONMENTAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


Note 9. Recently Issued Accounting Standards
--------------------------------------------

In January 2003, Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). This interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," provides guidance for identifying a controlling interest in a variable interest entity ("VIE") established by means other than voting interest. FIN 46 also required consolidation of a VIE by an enterprise that holds such controlling interest. In December 2003, the FASB completed its deliberations regarding the proposed modifications to FIN 46 and issued Interpretation Number 46R, "Consolidation of Variable Interest Entities - an Interpretation of ARB 51" ("FIN 46 R"). The decisions reached included a deferral of the effective date and provisions for additional scope exceptions for certain types of variable interests. Application of FIN 46R is required in financial statements of public entities that have interests in VIEs or potential VIEs commonly referred to as special-purpose entities for periods ending after March 2004. Adoption did not have a material impact on our consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4," which adopts wording from the IASB IAS No. 2 "Inventories" in an effort to improve the comparability of cross-border financial reporting. The FASB and IASB both believe the standards have the same intent; however, an amendment to the wording was adopted to avoid inconsistent application. The new standard indicates that abnormal freight, handling costs, and wasted materials (spoilage) are required to be treated as current period charges rather than as a portion of inventory cost. Additionally, the standard clarifies that fixed production overhead should be allocated based on the normal capacity of a production facility. The statement is effective for the Company beginning in fiscal year 2007. Adoption is not expected to have a material impact on our consolidated earnings.

In December 2004, the FASB issued SFAS No. 123R "Share Based Payment". This statement is a revision of SFAS Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. This statement is effective for public entities as of the beginning of the Company's interim reporting period that begins on July 1, 2005. The transitional provisions of SFAS No. 123R will not have a material effect on the Company's consolidated financial position or results of operations as substantially all outstanding equity instruments vest on or prior to June 30, 2005. The Company will utilize the fair value method for any future instruments after the implementation date.

In December 2004, the FASB issued SFAS No. 153 "Exchanges of Nonmonetary Assets". This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The provisions of this Statement should be applied prospectively. The adoption of this pronouncement is not expected to have material effect on the Company's financial statements.

STARTECH ENVIRONMENTAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


Note 10. Subsequent Event
-------------------------

On March 21, 2005, the Company executed a Securities Purchase and Registration Rights Agreement (the "Purchase Agreement") with Intercapital Group, LLC, a California limited liability company ("ICG"). Pursuant to the terms of the Purchase Agreement, ICG had agreed to purchase in a private placement, at one or more closings to take place on or before March 31, 2005, a total of $11,000,000 of shares of common stock of the Company. On May 23, 2005, the Company announced that while ICG was continuing efforts to complete the investment, that the Company was unable to determine when, and if, such investment would be completed. The Company has been actively engaged in an effort to secure financing from other investment sources.

On May 26, 2005 the Company received $200,000 from Financial Alchemy, LLC a Texas limited liability company for which we issued 101,010 shares of common stock, and an equivalent number of three year warrants. The warrants are exercisable as follows: one-third at $2.00 above the average closing price; one-third at $4.00 above the average closing price; and one-third at $6.00 above the average closing price. The average closing price is the price of the common stock for the ten (10) consecutive trading days immediately preceding May 26, 2005 or $2.51.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This quarterly report on Form 10-Q contains a number of "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Specifically, all statements other than statements of historical facts included in this quarterly report regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to management. When used in this quarterly report, the words "anticipate," "believe," "estimate," "expect," "may," "will," "continue" and "intend," and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These statements reflect our current view with respect to future events and are subject to risks, uncertainties and assumptions related to various factors including, without limitation, those described below the heading "Overview" and in our registration statements and periodic reports filed with the SEC under the Securities Act and the Exchange Act.

Although we believe that our expectations are reasonable, we cannot assure you that our expectations will prove to be correct. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this Quarterly Report as anticipated, believed, estimated, expected or intended.

In this Item 2, references to the "Company," "Startech", "we," or "us" means Startech Environmental Corporation and its wholly-owned subsidiary.

Overview

Startech Environmental Corporation is an environmental technology company commercializing its proprietary plasma processing technology known as the Plasma Converter(TM) that achieves closed-loop elemental recycling that irreversibly destroys hazardous and non-hazardous waste and industrial by-products while converting them into useful commercial products. These products include a rich synthesis gas called PCG (Plasma Converted Gas)(TM) surplus energy for power, hydrogen, metals and silicates for use and for sale.

Our core Plasma Converter Technology addresses waste and resource issues by offering remediation solutions that are integrated with a range of equipment solutions and services. Our products add value to our customers' business so they can now realize revenue streams from tipping fees, as well as from the sale of resulting commodity products and services.

The Company's activities during the four fiscal years beginning November 1, 1992 and ending October 31, 1995 consisted primarily of the research and development of the Plasma Converter. On November 17, 1995, Kapalua Acquisitions, Inc., a Colorado corporation, completed the acquisition of all of the issued and outstanding shares of the common stock of Startech Corporation, a Connecticut corporation, and then changed its name to Startech Environmental Corporation.

On November 18, 1995, the board of directors of the Company unanimously approved a change of the business purpose of Kapalua Acquisitions Inc. from one seeking an acquisition candidate to one engaged in the business of manufacturing and selling the Plasma Converter system to recover, recycle, reduce and remediate hazardous and nonhazardous waste materials. From that time to the date of this filing, the Company has maintained this as its principal focus.

Since 1995, we have been actively educating the marketplace on the superiority of plasma over other waste remediation technologies. This ongoing education of the public and government is continuing today. Similar to other new technologies we have been met with varying degrees of resistance. In 2001, recognizing the increasing importance of alternative energy and power sources in general, and hydrogen in particular, we expanded our product line to include a StarCell (TM) hydrogen separation technology. Working in conjunction with our core product, the Plasma Converter(TM), StarCell(TM) will provide a green and renewable source of hydrogen for power and processing applications. In 2003, this brought significant change and, due to the factors mentioned above, as well as the rising comfort level with plasma based technologies through our educational and informational effort we are now being greeted by a much more receptive marketplace. We have taken steps to transform our business model from being solely a seller of equipment to a total solutions provider, including waste facility ownership or management. This change was dictated by the needs of our customers and the demands of the marketplace. This change began in January 2002 and continues to be integrated.

Startech is an environmental technology corporation that manufactures, markets and sells a recycling system called the Plasma Converter for the global marketplace. Until January 2002, we were solely engaged in the manufacture and sale of equipment for use by others. Thereafter, we have attempted to broaden the scope of our available revenue opportunities. This change was brought about by management's decision to expand its market penetration strategies and opportunities. Rather than only market and sell our products for use by others, we are now seeking opportunities to become directly involved in the operation and use of our products. We reconsidered our stated philosophy of not engaging in the processing of feedstock materials and/or waste and decided that it was timely to seek out and include all possible market penetration strategies, including build own operate, build own transfer of ownership, and joint development projects.

By concentrating on re-positioning the Company for long-term growth, we did not achieve the sales goals we had anticipated would occur in the 2003 and 2004 fiscal years. However, we believe this new way of approaching the market over time will help achieve maximum penetration in the shortest timeframe.

We believe specific events are driving demand for our Plasma Converter. They include:

      o Increases in waste, and in particular hazardous wastes, due to rising consumer/industrial consumption and population growth in most nations;

      o Current waste disposal and remediation techniques such as landfills and incineration are becoming regulatory, socially and environmentally unacceptable;

      o A need for critical resources such as power and water to sustain local economies; and

      o The emphasis being placed upon the production of distributed power and the need to provide alternatives to fossil fuels.

Our core plasma technology addresses these waste and resource issues by offering remediation solutions that are integrated with a range of equipment solutions and services. We believe these products will add value to our customers' business' so they can realize revenue streams from disposal or processing fees, a reduction in material disposal costs, as well as from the sale of resulting commodity products and services. Alternatively, this will allow our customers to generate a valuable product while at the same time using a zero cost basis, or revenue generating source of raw material (waste). The costs of hazardous waste treatment and disposal methods continue to rise, and now range from approximately $900 to more than $2,000 per ton. This does not include the additional processing, handling, packaging, insurance and management costs sustained by the hazardous waste generator within its facility prior to final disposal.

Since 1995, we have been actively educating and promoting to our customers the benefits of the plasma converter over other forms of waste remediation technologies. Ongoing education of the public and government is continuing. Like most new technologies we have been met with varying degrees of resistance. A rising comfort level with our plasma converter technology resulting in part from our educational and informational efforts has created additional awareness in the marketplace. We have taken steps to transform our business model from being solely a seller of equipment to a total solutions provider, including facility ownership or management.

Our business model and its market development strategies arise from our mission, which is to change the way the world views and employs discarded materials; what many would now call waste we view as a feedstock. We expect to achieve this objective by strategically marketing a series of products and services emanating from the core Plasma Converter (TM) technology, resulting in saleable fossil fuel alternatives while providing a safer and healthier environment. This strategy will be implemented through Plasma Converter sales with after sales support and service, build own operate/build own transfer of ownership facilities, joint development projects and engineering services.

Recent Developments

The following provides updates to certain projects and other events that have transpired since those announced in the Company's report on form 10Q for the quarter ended January 31, 2005 and current report on Form 8K as filed with the SEC on April 14, 2005.

The Mihama Plasma Converter(TM) in Japan

The system, now owned by Mihama, has been disassembled and moved to Mihama's new facility near Kobe, Japan where it will be used to safely and irreversibly destroy PCBs (polychlorinated biphenyls) commercially. Mihama is completing the facility in Kobe, Japan and Startech has initiated the continued support for installation and start-up. Currently, we are preparing for shipment the additional support equipment from our Bristol, CT to the Japanese site location. Discussion is on-going for in-country support to Mihama. As the Company's Japan distributor, Mihama will also use the system to support its Startech sales and marketing operations and be able to demonstrate a Plasma Converter System in a commercial operation to its customers.

Italy

On March 7, 2005, the Company appointed Ercole Marelli HiTech Srl of Milan, Italy, as its exclusive distributor for Italy. The Agreement requires Ercole Marelli to purchase its first 10 ton-per-day Plasma Converter System (PCS), or larger, by July 1, 2005. The Agreement also requires Ercole Marelli to purchase more than $300 million worth of Startech Plasma Converter Systems uniformly during the next ten years as a minimum to maintain the Distributorship.

On May 24, 2005, Ercole Marelli HiTech Srl of Milan, Italy, reported that it signed contracts for more than $40 million for multiple mobile and stationary Startech Plasma Converter Systems. Delivery of the Plasma Converter Systems is scheduled for late 2006.

Spain

On May 19, 2005, the Company announced the appointment of Materiales Renovados, S.L. of Madrid, Spain as its exclusive distributor for Spain and Portugal, and the Company receipt from it of $250,000 for that Distributorship. The Distributorship Agreement requires Materiales Renovados to purchase its first 10 ton-per-day Plasma Converter System (PCS), or larger, by February 28, 2006. The Agreement also requires Materiales Renovados to purchase $300 million worth of Startech Plasma Converter Systems uniformly during the next ten years as a minimum to maintain the Distributorship.

Poland

Financing of the projects continues to be the immediate focus. All projects are being considered under the leasing program previously announced.

Australia

The Company expects to receive the balance of the down payment from Plastech, its distributor in Australia, which funds will, as anticipated, permit the commencement of the manufacturing for the first PCS in Australia beginning in July 2005.

South Africa

Activities in South Africa are focused around the securing of long-term waste projects in order to anchor the investment, so as to raise the necessary financing. A number of waste contracts are currently being targeted to form the basis of the project. They include pesticides, mercury contaminated waste, military stockpiles and others. Contact, and introduction of the technology has been made with all clients. Most of the contracts are going through a tender and appraisal process and are awaiting a final call for proposals which is expected soon. The specific opportunities include the following:

      - African Stockpile Project: An initiative driven by the World Bank to destroy pesticides dumped in Africa during the 70's and 80's.

      -     Thor Chemicals: Clean up of mercury waste and contaminated soils

      - Stockpiled munitions: Dismantling and destruction of stockpiled expired munitions

Rhode Island

An entity has been formed to manage the 50 TPD Plasma Converter System destined for this prime location. Significant state and local cooperation has been assured and the formal processing of permits are underway. Recent discussions with Rhode Island are continuing in the finalization of equipment configuration, permitting and financing. Effort is continuing.

DOE Contract

Demonstration preparations and equipment acquisition has been initiated. Demonstration is scheduled during the last quarter of the calendar year. Additional effort has been authorized to continue the development of materials evaluation for the movement forward for hydrogen production. Startech has completed the required system modification to support the DOE demonstration and is currently finalizing the demonstration plan and protocols. The demonstration schedule is on track and we expect to complete Phase I demonstration on schedule. Startech is currently in discussion with DOE for Phase II demonstration implementation in FY06.

Results of Operations

Comparison of three months ended April 30, 2005 and 2004

Revenues. Total revenues were $32,985 for the three months ended April 30, 2005, as compared to $1,517,240 for the same period in 2004, a decrease of $1,484,255. For the three months ending April 30, 2005 a portion of the distributorship agreements were recognized as revenue. These distributorship agreements were signed with Plasteck Solutions Limited, representing Australia and New Zealand, and Plasmatech Caribbean Corporation representing Puerto Rico. The revenue for the three months ending April 30, 2004 was related to upgrades and spare parts that were shipped to Mihama, located in Japan. Such aspect of the Company's business has not reoccurred in fiscal 2005.

Gross Profit. Gross profit was $32,985 for the three months ended April 30, 2005, compared to a gross profit of $970,484 in the same period in 2004, or a decrease of $937,499 from the same period in 2004 or 96.6%. Gross margins were directly impacted due to the signing of the distributorship agreements.

Selling Expenses. Selling expenses for the three months ended April 30, 2005 were $199,702, a decrease of $51,136, or 20.4%, for the same period in 2004. Selling expenses decreased as a result of less customer related travel and reduced printing materials expense.

Research and Development Expenses. Research and development expenses for the three months ended April 30, 2005 were $84,980, an increase $2,365 or 2.9%, for the same period in 2004. This increase was related to continuing efforts to further enhance our currents products.

General and Administrative Expenses. General and administrative expenses for the three months ended April 30, 2005 were $867,989, compared to $536,003 for the same period in 2004, an increase of $331,986 or 61.9%, from the same period in 2004. This increase was related to higher auditing and accounting related expenses, increased outside legal expenses, annual meeting expenses, and higher public relations expenses.

Interest Income. Interest income for the three months ended April 31, 2005 was $5,054, compared to $8,809 in the same period in 2004, a decrease of 42.6%. The decrease is due to lower average cash balances.

Income Taxes. During the three months ended April 30, 2005, corporate income taxes were $4,919, as compared to $361 in the same period 2004. We have minimal tax obligations due to the fact that we have not yet been profitable. These taxes represent the state tax on capital.

Results of Operations

Comparison of six months ended April 30, 2005 and 2004

Revenues. Total revenues were $65,970 for the six months ended April 30, 2005, as compared to $1,560,620 for the same period in 2004, a decrease of $1,494,650. For the six months ending April 30, 2005 a portion of the distributorship agreements were recognized as revenue. These distributorship agreements were signed with Plasteck Solutions Limited, representing Australia and New Zealand, and Plasmatech Caribbean Corporation representing Puerto Rico. The revenue for the six months ending April 30, 2004 was related to upgrades and spare parts that were shipped to Mihama, located in Japan. Such aspects of the Company's business has not reoccurred in fiscal 2005.

Gross Profit. Gross profit was $65,970 for the six months ended April 30, 2005, compared to a gross profit of $987,364 in the same period in 2004, or a decrease of $921,394 from the same period in 2004 or 93.3%. Gross margins were directly impacted due to the signing of the distributorship agreements.

Selling Expenses. Selling expenses for the six months ended April 30, 2005 were $437,154, a decrease of $2,480, or .5%, for the same period in 2004. Selling expenses decreased as a result of lower expenses related to customer travel and reduced printing expenses.

Research and Development Expenses. Research and development expenses for the six months ended April 30, 2005 were $170,190, an increase $10,724 or 6.7%, for the same period in 2004. This increase was related to analysis of DOE test programs.

General and Administrative Expenses. General and administrative expenses for the six months ended April 30, 2005 were $1,612,798, compared to $1,157,223 for the same period in 2004, an increase of $455,575 or 39.3%, from the same period in 2004. This increase was related to higher auditing and accounting related expenses, increased outside legal expenses, annual meeting expenses, and higher public relations expenses.

Interest Income. Interest income for the six months ended April 30, 2005 was $11,366, compared to $14,522 in the same period in 2004, a decrease of 21.7%. The decrease is due to lower average cash balances.

Income Taxes. During the six months ended April 30, 2005, corporate income taxes were $14,995, as compared to $2,778 in the same period 2004. We have minimal tax obligations due to the fact that we have not yet been profitable. These taxes represent the state tax on capital.

Liquidity and Capital Resources
-------------------------------

As of April 30, 2005, we had cash and cash equivalents of $1,152,977 and working capital of $311,674. During the six months ended April 30, 2005, our cash decreased by $1,248,084. The decrease in cash resulted primarily from the operations of the Company.

The Company has historically satisfied its capital needs primarily by the sale of equity securities. We are currently in discussions with several funding sources to raise additional capital through the issuance of additional equity securities. On March 21, 2005, the Company entered into a Securities Purchase and Registration Rights Agreement (the "Purchase Agreement") with Intercapital Group, LLC, a California limited liability company ("ICG"). Pursuant to the terms of the Purchase Agreement, ICG had agreed to purchase in a private placement, at one or more closings to take place on or before March 31, 2005, a total of $11,000,000 of shares of common stock of the Company. On May 23, 2005, the Company announced that while ICG was continuing efforts to complete the investment, that the Company was unable to determine when, and if, such investment would be completed. The Company has been actively engaged in an effort to secure financing from other investment sources. If we are unable to secure financing we may not be able to maintain operations as presently conducted and may cease operating as a going concern.

Our investing activities have consisted primarily of short-term, high quality liquid investments, with maturities of three months or less when purchased, which are considered cash equivalents. The primary investments are high quality commercial paper, U.S. treasury notes and Treasury-bills. Unrealized gains and losses were not material during the quarter ended April 30, 2005 and 2004. No realized gains or losses were recorded during the quarter ended April 30, 2005 or 2004.


ITEM 3.  QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is primarily exposed to foreign currency risk, interest rate risk and credit risk.

Foreign Currency Risk - We develop products in the United States and market our products in North America, Japan, Europe, Asia, Africa, Middle East, South America as well as other parts of the world. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Because a significant portion of our revenues are currently denominated in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets.

Interest Rate Risk - Interest rate risk refers to fluctuations in the value of a security resulting from changes in the general level of interest rates. Investments that are classified as cash and cash equivalents have original maturities of three months or less. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short - term instruments. Due to the short-term nature of our investments, we believe that there is not a material risk exposure.

Credit Risk - Our accounts receivables are subject, in the normal course of business, to collection risks. We regularly assess these risks and have established policies and business practices to protect against the adverse effects of collection risks. As a result we do not anticipate any material losses in this area.

ITEM 4. CONTROLS AND PROCEDURES

The Company's principal executive officer and principal financial officer have evaluated the effectiveness of the Company's "disclosure controls and procedures," as such term is defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended, as of the end of the period covered by this Quarterly Report on Form 10-Q. The evaluation process, including the inherent limitations on the effectiveness of such controls and procedures is more fully discussed in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2004. Based upon their evaluation, the principal executive officer and principal financial officer concluded that the Company's disclosure controls and procedures contained a material weakness.

This material weakness is the lack of the necessary corporate accounting resources. This has led to a dependence on our Chief Financial Officer, the loss of whom could impair our ability to ensure consistently complete and accurate financial reporting, as well as disclosure controls and procedures. In order to correct this deficiency, we are seeking to hire additional competent personnel to assist in the segregation of duties with respect to financial reporting, and with Section 404 of the Sarbanes-Oxley Act of 2002.

We believe that for the reasons described above we will be able to improve our financial reporting and disclosure controls and procedures and remedy the material weakness identified above. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, will be or have been detected.

There were no significant changes in our internal controls over financial reporting that occurred during the quarter ended April 30, 2005 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

                           PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDING.

None.

ITEM 2.  CHANGES IN SECURITES AND USE OF PROCEEDS.

There were 10,577 shares issued during the second quarter of 2005, with gross proceeds for the exercise of warrants totaling $35,327. Also, 5,000 shares of common stock were issued upon the exercise of the options during the second quarter of 2005 for proceeds of $10,150 and 4,926 shares were issued for the 401(k) Plan.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

(a) The 2004 Annual Meeting of Shareholders of the Company was held on April 13, 2005.

(b) The following persons were elected as directors pursuant to the votes indicated:

            ----------------------------------------------------
                    Name                 For            Against
            ----------------------------------------------------
            L.Scott Barnard            9,960,265         35,567
            ----------------------------------------------------
            Joseph A. Equale           9,967,765         28,067
            ----------------------------------------------------
            Joseph F. Longo            9,849,983        145,849
            ----------------------------------------------------
            Nicholas S. Perna          9,959,517         36,315
            ----------------------------------------------------
            John J. Fitzpatrick        9,959,740         36,092
            ----------------------------------------------------


(c) The only other matter to be voted upon was the ratification of the appointment of Marcum & Kleigman, LLC as the Company's independent public accountants for the fiscal year ending October 31, 2005 as follows:

            ---------------------------------------------
                     For           Against       Abstain
            ---------------------------------------------
                   9,964,154        20,593        11,085
            ---------------------------------------------

ITEM 5. OTHER INFORMATION.

None.

ITEM 6. EXHIBITS .

The following exhibits are attached to this report or are incorporated by reference herein.

   31.1 Certificate of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 *

   31.2 Certificate of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 *

   32.1  Certification  of  the  Chief  Executive  Officer  pursuant  to
         Section 906 of the Sarbanes-Oxley Act of 2002 *

   32.2  Certification  of  the  Chief  Financial  Officer  pursuant  to
         Section 906 of the Sarbanes-Oxley Act of 2002 *


------------------------
   *   Filed herewith

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 20th day of June 2005.


                              STARTECH ENVIRONMENTAL CORPORATION
                              (Registrant)

                              BY: /S/ Joseph F. Longo
                                 --------------------------------------
                                 Joseph F. Longo
                                 Chief Executive Officer, President

                              BY: /S/ Peter J. Scanlon
                                 --------------------------------------
                                 Chief Financial Officer, Vice President
                                 (Principal Financial Officer)

                                                                    Exhibit 31.1


I, Joseph F. Longo, certify that :

1. I have reviewed this quarterly report on Form 10-Q of Startech Environmental Corporation.

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal controls over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f) for the registrant and have:

     a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

     b. Designed such internal controls over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

     c. Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our report about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

     d. Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

     a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial report which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

     b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: June 20, 2005

By: /s/ Joseph F. Longo
   ----------------------------------
   Joseph F. Longo
   Chief Executive Officer, President

                                                                    Exhibit 31.2


I, Peter J. Scanlon, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Startech Environmental Corporation.

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal controls over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f) for the registrant and have:

     a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

     b. Designed such internal controls over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

     c. Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our report about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

     d. Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

     a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial report which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

     b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: June 20, 2005

By: /s/ Peter J. Scanlon
   ---------------------------------
   Peter J. Scanlon
   Chief Financial Officer Vice President, and Principal Financial Officer

                                                                    Exhibit 32.1


                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Startech Environmental Corporation (the "Company") on Form 10-Q for the quarter ended April 30, 2005 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Joseph F. Longo, Chief Executive Officer and President of the Company, certify, pursuant to 18 U.S.C. ss.1350, as adopted pursuant to ss.906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.




A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request




/s/ Joseph F. Longo
------------------------------
Joseph F. Longo
Chief Executive Officer, President
June 20, 2005

                                                                    Exhibit 32.2


                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Startech Environmental Corporation (the "Company") on Form 10-Q for the quarter ended April 30, 2005 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Peter J. Scanlon, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. ss.1350, as adopted pursuant to ss.906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.




A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request




/s/ Peter J. Scanlon
------------------------
Peter J. Scanlon
Chief Financial Officer
June 20, 2005